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                                                                     EXHIBIT 76


                             [PENNZOIL LETTERHEAD]


FOR IMMEDIATE RELEASE

Contacts:
Robert Harper                                         Joele Frank / Jeff Kimball
Corporate Communications                              Abernathy MacGregor Group
713/546-8536                                          212/371-5999


         PENNZOIL CEO WRITES UPR BOARD TO INFORM THEM OF POSSIBLE GROSS
                  MISREPRESENTATIONS ISSUED BY UPR MANAGEMENT

        Houston, TX, September 19, 1997 - Independent members of Union Pacific Resources Group Inc.'s (NYSE: UPR) (UPR) Board of Directors today received a letter from James L. Pate, Chairman and Chief Executive Officer of Pennzoil Company (NYSE: PZL). The letter informs UPR's Board of the "possible gross misrepresentations issued by management in UPR's name... [that] exceed any possible boundary of acceptable corporate behavior, legally and ethically." The full text of the letter follows:

September 18, 1997


      Mr. H. Jesse Arnelle                      Ms. Claudine B. Malone
      Mrs. Lynne V. Cheney                      Mr. John W. Poduska, Sr., Ph.D.
      Mr. Preston M. Geren III                  Mr. Michael E. Rossi
      Mr. Lawrence M. Jones                     Mr. Samuel K. Skinner
      Mr. Drew Lewis                            Mr. James R. Thompson


         There have been some recent important disclosures that you, as a director of UPR, need to know about because they have serious implications for UPR. Last week, after three months of contentious litigation in two different federal courts, UPR was forced to make public six internal UPR documents that your management had desperately tried to withhold. After reading these documents, we can certainly understand why.

         The material in these documents is truly startling. Anyone who has followed UPR's public statements in your assault on Pennzoil will find that these until-now "secret" documents directly contradict UPR's public statements concerning its own business, the premise of UPR's unsolicited offer for Pennzoil and UPR's statements concerning the value of Pennzoil. I have enclosed several examples from these documents for your consideration so you can be assured that we have not taken the statements in them out of context.

         Just over a year ago, in a sworn statement to the IRS, UPR management made numerous statements about its long-range plan. In the IRS submission, UPR said that its long-range plan model "reflects significant negative trends" for UPR. UPR also took great care to point out the uncertainty of future Austin Chalk production, the inability to maintain current levels of production, the insufficiency of drill site inventories to avoid overall reserve and production declines "in the near future" and the need to add 750 million barrels of oil equivalent (or 4.5 trillion cubic feet equivalent of gas reserves) within five years. UPR used the term "valley of despair" to refer to its trend of steep declines in production. These statements contrast sharply with public statements made by UPR since the attempt to take over Pennzoil was begun.

         SIGNIFICANTLY, NO MENTION OF ANY OF THESE NEGATIVE TRENDS OR UNCERTAINTIES HAS EVER BEEN MADE BY UPR PUBLICLY OR IN ANY SEC FILING, INCLUDING IN ITS IPO PROSPECTUS AND SUBSEQUENT FILINGS BOTH BEFORE AND AFTER THE SPIN-OFF.



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         UPR appears not only to have misrepresented the condition and prospects for its business, but also to have intentionally misled Pennzoil shareholders about the performance and prospects of Pennzoil. UPR's formerly "secret" internal documents are consistent with the facts: that Pennzoil is successfully implementing our long-term strategy and producing continuing significant increases in value for Pennzoil shareholders.

         As this pattern of deceitful conduct is revealed to shareholders, to the public markets and to industry observers, it will bring severe damage to the credibility of UPR's management and Board, not just in this campaign against Pennzoil, but in its future business dealings as well.

         We do not know whether you, as an independent director, were aware of these possible gross misrepresentations issued by management in UPR's name. They exceed any possible boundary of acceptable corporate behavior, legally and ethically. We now place this issue squarely before you so that UPR's Board will have the opportunity to rectify this egregious situation. We hope that you will act to ensure the integrity and reputation of UPR and to prevent these false statements by UPR's management from causing further damage to both Pennzoil and UPR.


                                        Sincerely

                                        /s/ James L. Pate
                                        --------------------------------------
                                        James L. Pate
                                        Chairman of the Board
                                        Chief Executive Officer

cc:   Mr. Jack L. Messman


Pennzoil Company explores for and produces crude oil and natural gas, manufactures and markets premium quality lubricants, including America's top selling motor oil, and is the parent company of Jiffy Lube International, the world's largest franchiser of fast oil change centers.